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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-64771) and related Prospectus of Fremont
General Corporation for the registration of 4,600,000 shares of its      % Trust
Originated Preferred Securities of Fremont General Financing I,      % Junior
Subordinated Debentures due             of Fremont General Corporation,
Guarantee of Fremont General with respect to the      % Trust Originated
Preferred Securities and Back-up undertakings of Fremont General Corporation in
connection with the      % Trust Originated Preferred Securities of Fremont
General Financing I and to the incorporation by reference therein of our report dated March 10, 1995, with respect to the consolidated financial statements and schedules of Fremont General Corporation included in its Annual Report (Form 10-K and Amendment No. 1 and Amendment No. 2 on Form 10-K/A) for the year ended December 31, 1994 and our report dated March 23, 1995, with respect to the special purpose Statement of Assets to be Acquired and Liabilities to be Assumed of the Specialty Workers' Compensation Business Unit of The Continental Corporation as of December 31, 1994, and the related special purpose Statement of Underwriting Gains and Losses for the year then ended included in its Current Reports on Form 8-K/A dated April 27, 1995 and February 7, 1996, both filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP


Los Angeles, California

February 7, 1996